Exhibit 10.3

EQUITY LINE OF CREDIT AGREEMENT

This Equity Line of Credit Agreement (this “Agreement”) is dated as of June 2, 2026 (the “Effective Date”), by and between Haoxin Holdings Limited, a Cayman Islands exempted company (the “Company”), and Mermaid Money LLC, a Wyoming limited liability company (the “Investor”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall purchase, from time to time, as provided herein, and the Company shall issue and sell up to Thirty Million Dollars ($30,000,000) of the Company’s Class A Ordinary Shares (as defined below);

WHEREAS, such sales of Class A Ordinary Shares by the Company to the Investor will be made in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”) and Rule 506(b) of Regulation D (“Regulation D”) promulgated thereunder, and upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the issuances and sales of Class A Ordinary Shares by the Company to the Investor to be made hereunder;

WHEREAS, the parties hereto are concurrently entering into the Registration Rights Agreement (as defined below), pursuant to which the Company shall register the resale of the Registrable Securities (as defined in the Registration Rights Agreement), upon the terms and subject to the conditions set forth therein; and

WHEREAS, in consideration for the Investor’s execution and delivery of this Agreement, the Company shall issue to the Investor a Commitment Warrant (as defined herein) and the Commitment Shares (as defined herein), pursuant to and in accordance with Section 6.4;

WHEREAS, the Commitment Shares are being offered and sold in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act..

NOW, THEREFORE, the parties hereto agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1  DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” shall have the meaning specified in the preamble hereof.

“Average Daily Trading Volume” shall mean the median daily trading volume of the Company’s Class A Ordinary Shares over the most recent five (5) Business Days immediately preceding the date of delivery of a Purchase Notice.

“Bankruptcy Law” shall mean Title 11, U.S. Code, the Companies Act of the Cayman Islands, the Enterprise Bankruptcy Law of the People’s Republic of China, or any similar federal, state, or foreign law for the relief of debtors.

“Beneficial Ownership Limitation” shall have the meaning specified in Section 7.2(g).

“Business Day” shall mean any full day on which the Principal Market is open.

“Claim Notice” shall have the meaning specified in Section 9.3(a).

“Class A Ordinary Share Equivalents” shall mean any securities of the Company entitling the holder thereof to acquire at any time Class A Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant, or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Class A Ordinary Shares.

“Class A Ordinary Shares” shall mean the Company’s Class A Ordinary Shares, $0.0001 par value, and any shares of any other class of ordinary shares, whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of the Company).

“Clearing Costs” shall mean the Investor’s broker and Transfer Agent costs with respect to each deposit of Securities.

“Closing” shall mean the closing of a purchase and sale of Class A Ordinary Shares as described in Section 2.1.

“Commitment Amount” shall mean Thirty Million Dollars ($30,000,000).

“Commitment Fee Amount” shall mean Nine Hundred Thousand Dollars ($900,000).

“Commitment Fee Price” shall mean the lowest traded price of the Common Stock during the 30 Business Days prior to the F-1 Registration Statement going effective.

“Commitment Period” shall mean the period commencing on the Effective Date and ending on June 1, 2027.

“Commitment Warrant” shall have the meaning specified in Section 6.4.

“Commitment Warrant Shares” shall mean the Class A Ordinary Shares issuable upon exercise of the Commitment Warrant.

“Convertible Securities” shall mean any capital stock or other security of the Company or any of its Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Class A Ordinary Shares) or any of its Subsidiaries.

“Company” shall have the meaning specified in the preamble to this Agreement.

“Current Report” has the meaning set forth in Section 6.2.

“Custodian” shall mean any receiver, trustee, assignee, liquidator, or similar official under any Bankruptcy Law.

“Damages” shall mean any loss, claim, damage, liability, cost, and expense (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of expert witnesses and investigation).

“Designated Brokerage Account” shall mean the brokerage account provided by the Investor for the delivery of the applicable Securities.

“Document Preparation Fee” shall mean Twenty Thousand Dollars ($20,000).

“Document Preparation Fee Shares” shall have the meaning set forth in Section 10.7.

“DTC/FAST Program” shall mean the DTC’s Fast Automated Securities Transfer Program.

“DTC” shall mean The Depository Trust Company, or any successor performing substantially the same function for the Company.

“DWAC Eligible” shall mean that (a) the Class A Ordinary Shares are eligible at DTC for full services pursuant to DTC’s Operational Arrangements, including, without limitation, transfer through DTC’s DWAC system, (b) the Company has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Securities are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Securities, as applicable, via DWAC.

“DWAC Shares” shall mean Class A Ordinary Shares that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale, and (iii) timely credited by the Company to the Investor’s or its designee’s specified DWAC account with DTC under the DTC/FAST Program, or any similar program hereafter adopted by DTC performing substantially the same function.

“DWAC” shall mean Deposit Withdrawal at Custodian as defined by the DTC.

“Eligible Market” shall mean the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market.

“Equity Line Transaction” means any agreement (including, without limitation, an equity line of credit) whereby the Company or any Subsidiary has a right to sell securities at a future determined price, but shall not include a standard and customary “preemptive,” “participation” rights, or “at-the-market” offering.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 7.1(c).

“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

“F-1 Registration Statement” shall have the meaning specified in Section 6.3.

“Indemnified Party” shall have the meaning specified in Section 9.1.

“Indemnifying Party” shall have the meaning specified in Section 9.1.

“Indemnity Notice” shall have the meaning specified in Section 9.3(b).

“Investment Amount” shall mean the gross price of the Purchase Notice Shares, less Clearing Costs.

“Investor” shall have the meaning specified in the preamble to this Agreement.

“Irrevocable Transfer Agent Instructions” shall mean a signed form of irrevocable transfer agent instructions, substantially in the form of Exhibit D attached hereto, instructing the Transfer Agent to immediately deliver any Purchase Notice Shares to the Investor upon the Transfer Agent’s receipt of the copy of a Purchase Notice from the Company, without further instruction from the Company.

“Lien” shall mean a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right, or other restriction.

“Material Adverse Effect” shall mean any effect on the business, operations, properties, or financial condition of the Company that is material and adverse to the Company and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform its obligations under any Transaction Document.

“Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of June 2, 2026, by and between the Company and the Investor, pursuant to which the Company has agreed, upon the terms and subject to the conditions of the Note Purchase Agreement, to issue and sell to the Investor a convertible promissory note of the Company in an aggregate principal amount of $1,200,000 (the “Note”), convertible into Class A Ordinary Shares (the “Conversion Shares”), pursuant to the terms of the Note.

“PEA Period” shall mean the period commencing at 9:30 a.m., New York City time, on the fifth (5th) Business Day immediately prior to the filing of any post-effective amendment to the F-1 Registration Statement or any new registration statement, or any annual and quarterly report, and ending at 9:30 a.m., New York City time, on the Business Day immediately following (i) the effective date of such post-effective amendment of the F-1 Registration Statement or such new registration statement, or (ii) the date of filing of such annual and quarterly report, as applicable.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Market” shall mean the Nasdaq Capital Market.

“Purchase” shall mean a purchase of Purchase Notice Shares in accordance with the terms and conditions of this Agreement.

“Purchase Notice” shall mean a Rapid Purchase Notice or VWAP Purchase Notice, as applicable.

“Purchase Notice Shares” shall mean all Class A Ordinary Shares that the Company shall be entitled to issue as set forth in all applicable Purchase Notices in accordance with the terms and conditions of this Agreement.

“Rapid Closing Date” shall have the meaning specified in Section 2.2(b).

“Rapid Purchase Investment Amount” shall mean the applicable Purchase Notice Shares referenced in the Rapid Purchase Notice multiplied by the applicable Rapid Purchase Price.

“Rapid Purchase Notice Date” shall have the meaning specified in Section 2.2(a).

“Rapid Purchase Notice” shall mean a written notice from Company, substantially in the form of Exhibit A attached hereto (a “Rapid Purchase Notice Form”), to the Investor and the Transfer Agent setting forth the Purchase Notice Shares which the Company requires the Investor to purchase pursuant to the terms of this Agreement.

“Rapid Purchase Notice Limit” shall mean, for any Rapid Purchase Notice, the maximum amount of Purchase Notice Shares the Company may require the Investor to purchase per each Purchase Notice, which shall not exceed twenty percent (20%) of the Average Daily Trading Volume immediately preceding receipt of the applicable Rapid Purchase Notice. Notwithstanding the foregoing, the Investor may waive the Rapid Purchase Notice Limit at any time to allow the Investor to purchase additional shares. When the Company needs funds for business acquisitions or purchases for inventories, the Investor shall not unreasonably withhold such waiver.

“Rapid Purchase Price” shall mean the average of the three (3) lowest traded prices of the Class A Ordinary Shares during the Rapid Purchase Valuation Period.

“Rapid Purchase Valuation Period” shall mean the period commencing on 9:30 AM, New York time, on the Business Day on which the Company delivers a Rapid Purchase Notice to the Investor and ending on 4:00 PM, New York time, on such date.

“Registration Rights Agreement” means the Registration Rights Agreement entered into by and among the Company and the Investor, in the form attached hereto as Exhibit C.

“Regulation D” shall mean Regulation D promulgated under the Securities Act.

“Rule 144” shall mean Rule 144 under the Securities Act or any similar provision then in force under the Securities Act.

“SEC Documents” shall have the meaning specified in Section 4.5.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” mean (i) the Purchase Notice Shares issued to the Investor by the Company pursuant to this Agreement, (ii) the Commitment Warrant, (iii) the Commitment Warrant Shares, and (iv) the Document Preparation Fee Shares.

“Securities Act” shall have the meaning specified in the Recitals.

“Subsidiary” means any Person the Company wholly-owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

“Termination” shall mean any termination outlined in Section 10.5.

“Transaction Documents” shall mean this Agreement, the Registration Rights Agreement, the Note Purchase Agreement, the Note, the Commitment Warrant, the Irrevocable Transfer Agent Instructions, and all schedules and exhibits hereto and thereto.

“Transfer Agent” shall mean the transfer agent of the Company as of the Effective Date and any successor transfer agent of the Company.

“Variable Rate Transaction” means a transaction in which the Company or any Subsidiary (i) issues or sells any Convertible Securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Class A Ordinary Shares at any time after the initial issuance of such Convertible Securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such Convertible Securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for Class A Ordinary Shares, other than pursuant to a customary “weighted average” anti-dilution provision, but shall not include either an Equity Line Transaction, a standard and customary “preemptive,” “participation” rights, or “at-the-market” offering.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VWAP” function (set to 09:30:01 start time and 15:59:59 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security on the OTCQB or OTCQX tiers of OTC Markets for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTCID tier of OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Investor. If the Company and the Investor are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 10.16. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization, or other similar transaction during such period.

“VWAP Purchase Closing Date” shall have the meaning specified in Section 2.2(d).

“VWAP Purchase Investment Amount” shall mean the applicable Purchase Notice Shares referenced in the VWAP Purchase Notice multiplied by the VWAP Purchase Price.

“VWAP Purchase Notice Date” shall have the meaning specified in Section 2.2(c).

“VWAP Purchase Notice” shall mean a written notice from Company, substantially in the form of Exhibit B attached hereto (a “VWAP Purchase Notice Form”), to the Investor and the Transfer Agent setting forth the Purchase Notice Shares which the Company requires the Investor to purchase pursuant to the terms of this Agreement..

“VWAP Purchase Notice Limit” shall mean, for any VWAP Purchase Notice, the maximum amount of Purchase Notice Shares the Company may require the Investor to purchase per each Purchase Notice, which shall not exceed thirty percent (30%) of the Average Daily Trading Volume immediately preceding receipt of the applicable VWAP Purchase Notice. Notwithstanding the foregoing, the Investor may waive the VWAP Purchase Notice Limit at any time to allow the Investor to purchase additional shares. When the Company needs funds for business acquisitions or purchases for inventories, the Investor shall not unreasonably withhold such waiver.

“VWAP Purchase Price” shall mean (i) ninety-seven percent (97%) multiplied by (ii) the lowest daily VWAP of the Class A Ordinary Shares during the VWAP Purchase Valuation Period.

“VWAP Purchase Valuation Period” shall mean the three (3) consecutive Business Days commencing on and including the first Business Day immediately following the VWAP Purchase Notice Date.

Article II
PURCHASE AND SALE OF CLASS A ORDINARY SHARES

Section 2.1  PURCHASE NOTICES. Subject to the terms and conditions set forth herein (including, without limitation, the provisions of Article VII), the Company shall have the right, but not the obligation, to require the Investor, by its delivery to the Investor of a Purchase Notice, from time to time, with a copy to the Transfer Agent, to purchase Purchase Notice Shares, provided that (i) the amount of Purchase Notice Shares shall not exceed the Beneficial Ownership Limitation set forth in Section 7.2(g), (each such purchase, a “Closing”). The Company may not deliver a subsequent Purchase Notice until the Closing of an active Purchase Notice, except if waived by the Investor in writing. Furthermore, the Company shall not deliver any Purchase Notices to the Investor during the PEA Period.

Section 2.2  MECHANICS.

(a)  RAPID PURCHASE NOTICE. At any time and from time to time during the Commitment Period, except during a PEA Period, and except as otherwise provided in this Agreement, the Company may deliver a Rapid Purchase Notice to Investor, subject to satisfaction of the conditions set forth in Article VII and otherwise provided herein, provided that the amount of Purchase Notice Shares set forth on Rapid Purchase Notice shall not exceed the Rapid Purchase Notice Limit. The Company shall provide the Transfer Agent with a copy of such Rapid Purchase Notice concurrently with its delivery to the Investor. The Company shall deliver the Purchase Notice Shares as DWAC Shares to the Designated Brokerage Account alongside the delivery of the Rapid Purchase Notice. A Rapid Purchase Notice shall be deemed delivered on the Business Day (i) a Rapid Purchase Notice Form is received and accepted by email by the Investor and (ii) the DWAC of the applicable Purchase Notice Shares has been initiated and completed as confirmed by the Investor’s Designated Brokerage Account by 6:00 a.m. Pacific time (the “Rapid Purchase Notice Date”). If the applicable Rapid Purchase Notice Form is received after 6:00 a.m. Pacific time or the DWAC of the applicable Purchase Notice Shares has not been completed as confirmed by the Investor’s Designated Brokerage Account by 6:00 a.m. Pacific time, then the next Business Day shall be the Rapid Purchase Notice Date, unless waived by the Investor in writing. Each party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective Section 2.2(a) of this Agreement and the transactions contemplated herein.

(b)  RAPID PURCHASE CLOSING. The Closing of a Rapid Purchase Notice shall occur no later than two (2) Business Days following the Rapid Purchase Notice Date (the “Rapid Closing Date”), whereby the Investor shall deliver to the Company, by 3:00 p.m. Pacific time on the Rapid Closing Date, the Rapid Purchase Investment Amount in lawful money of the United States of America by wire transfer of immediately available funds to an account designated by the Company, provided that the Investor has received the applicable Purchase Notice Shares as DWAC Shares. The Company shall not issue any fraction of a Class A Ordinary Share pursuant to any Rapid Purchase Notice. If the issuance would result in the issuance of a fraction of a Class A Ordinary Share, the Company shall round such fraction of a Class A Ordinary Share up to the nearest whole Class A Ordinary Share.

(c)  VWAP PURCHASE NOTICE. At any time and from time to time during the Commitment Period, except during a PEA Period and except as otherwise provided in this Agreement, the Company may deliver a VWAP Purchase Notice to Investor, subject to satisfaction of the conditions set forth in Article VII and otherwise provided herein, provided that the amount of Purchase Notice Shares set forth on VWAP Purchase Notice shall not exceed the VWAP Purchase Notice Limit. The Company shall provide the Transfer Agent with a copy of such VWAP Purchase Notice concurrently with its delivery to the Investor. The Company shall deliver the Purchase Notice Shares as DWAC Shares to the Designated Brokerage Account alongside the delivery of the VWAP Purchase Notice. A VWAP Purchase Notice shall be deemed delivered on the Business Day (i) a VWAP Purchase Notice Form is received and confirmed by 6:00 a.m. Pacific time by email by the Investor and (ii) the DWAC of the applicable Purchase Notice Shares has been initiated and completed as confirmed by the Investor’s Designated Brokerage Account by 6:00 a.m. Pacific time (the “VWAP Purchase Notice Date”). If the applicable VWAP Purchase Notice Form is received after 6:00 a.m. Pacific time or the DWAC of the applicable Purchase Notice Shares has not been completed as confirmed by the Investor’s Designated Brokerage Account by 6:00 a.m. Pacific time, then the next Business Day shall be the VWAP Purchase Notice Date, unless waived by the Investor in writing. Each party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective Section 2.2(c) of this Agreement and the transactions contemplated herein.

(d)  VWAP PURCHASE NOTICE CLOSING. The Closing of a VWAP Purchase Notice shall occur no later than two (2) Business Days following the VWAP Purchase Valuation Period (the “VWAP Purchase Closing Date”); whereby the Investor shall deliver to the Company, by 3:00 p.m. Pacific time on the VWAP Purchase Closing Date, the VWAP Purchase Investment Amount in lawful money of the United States of America by wire transfer of immediately available funds to an account designated by the Company, provided that the Investor has received the applicable Purchase Notice Shares as DWAC Shares. The Company shall not issue any fraction of a Class A Ordinary Share pursuant to any VWAP Purchase Notice. If the issuance would result in the issuance of a fraction of a Class A Ordinary Share, the Company shall round such fraction of a Class A Ordinary Share up to the nearest whole Class A Ordinary Share.

Article III
REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants the following to the Company:

Section 3.1  INTENT. The Investor is entering into this Agreement and purchasing the Securities for its own account, and not as nominee or agent, for investment purposes and not with a view towards, or for a sale in connection with, a “distribution” (as such term is defined in the Securities Act), and the Investor has no present arrangement (whether or not legally binding) at any time to sell the Securities to or through any Person in violation of the Securities Act or any applicable state securities laws; provided, however, that the Investor reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws and the applicable securities laws of any jurisdiction to such disposition.

Section 3.2  NO LEGAL ADVICE FROM THE COMPANY. The Investor acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax, or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Section 3.3  ACCREDITED INVESTOR. The Investor is an “accredited investor” (as defined in Rule 501(a)(3) of Regulation D), and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. The Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk. The Investor represents that it is able to bear any loss associated with an investment in the Company.

Section 3.4  AUTHORITY. The Investor has the requisite power and authority to enter into and perform its obligations under the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no further consent or authorization of the Investor is required. The Transaction Documents to which it is a party has been duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.5  NOT AN AFFILIATE. The Investor is not an officer, director, or “affiliate” (as that term is defined in Rule 405 of the Securities Act) of the Company.

Section 3.6  ORGANIZATION AND STANDING; COMPLIANCE WITH LAWS.. The Investor is an entity duly incorporated or formed, validly existing and in good standing under the laws of the State of Nevada with full right and limited liability company power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents. The Investor will comply with all U.S. federal securities laws applicable to its purchase and resale of Class A Ordinary Shares.

Section 3.7  ABSENCE OF CONFLICTS. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and compliance with the requirements hereof and thereof, will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Investor, (b) violate any provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party, or (d) require the approval of any third-party (that has not been obtained) pursuant to any material contract, instrument, agreement, relationship or legal obligation to which the Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.8  DISCLOSURE; ACCESS TO INFORMATION. The Investor had an opportunity to review copies of the SEC Documents filed on behalf of the Company and has had access to all publicly available information with respect to the Company.

Section 3.9  MANNER OF SALE. At no time was the Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement, or any other form of general solicitation or advertising.

Section 3.10 PRIOR COMMUNICATION. The Investor confirms that it is not relying on any communication (written or oral) of the Company or any of its affiliates, as investment or tax advice or as a recommendation to purchase the Class A Ordinary Shares. It is understood that information and explanations related to the terms and conditions of the Securities provided by the Company or any of its affiliates shall not be considered investment or tax advice or a recommendation to purchase the Securities, and that neither the Company nor any of its affiliates is acting or has acted as an advisor to the undersigned in deciding to invest in the Company.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Documents, which SEC Documents shall be deemed a part hereof and shall qualify any representation or otherwise made herein, the Company represents and warrants the following to the Investor, as of the Effective Date:

Section 4.1  ORGANIZATION OF THE COMPANY. The Company is an entity duly incorporated or otherwise organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its certificate of incorporation, bylaws, or other organizational or charter documents. The Company is duly qualified to conduct business and is in good standing (to the extent such concept exists under applicable law) as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing (to the extent such concept exists under applicable law), as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has fifteen (15) subsidiaries, as disclosed in the SEC Documents.

Section 4.2  AUTHORITY. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or shareholders is required. The Transaction Documents have been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 4.3  CAPITALIZATION. As of the Effective Date, the Company is authorized to issue a maximum of 500,000,000 Class A Ordinary Shares, of which there are 8,950,000 Class A Ordinary Shares issued and outstanding as of the Effective Date. Except as set forth in the SEC Documents, the Company has not issued any capital stock, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of Class A Ordinary Shares to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Class A Ordinary Share Equivalents outstanding as of the Effective Date. Except as set forth in the SEC Documents, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in the SEC Documents, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any Class A Ordinary Shares, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional Class A Ordinary Shares or Class A Ordinary Share Equivalents. Except as set forth in the SEC Documents, the issuance and sale of the Securities will not obligate the Company to issue Class A Ordinary Shares or other securities to any Person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

Section 4.4  LISTING AND MAINTENANCE REQUIREMENTS. The Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act. Except as set forth in the SEC Documents, the Company has not, in the twelve (12) months preceding the Effective Date, received notice from the Principal Market on which the Class A Ordinary Shares are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Principal Market. Except as set forth in the SEC Documents, the Company is and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Section 4.5  SEC DOCUMENTS; DISCLOSURE. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) thereof, for the one (1) year preceding the Effective Date (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and other federal laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments). Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting transactions in securities of the Company.

Section 4.6  VALID ISSUANCES. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid, and non-assessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.

Section 4.7  NO CONFLICTS. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Purchase Notice Shares, do not and will not: (a) result in a violation of the Company’s certificate or articles of incorporation, by-laws or other organizational or charter documents, (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company is a party, or (c) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents (other than (i) any SEC or state securities filings that may be required to be made by the Company in connection with the issuance of Purchase Notice Shares or subsequent to any Closing or any registration statement that may be filed pursuant hereto, (ii) any filings as may be required by any state securities agencies, or (iii) the filing of a Listing of Additional Shares Notification Form with the Principal Market, which, in each case, have been made or will be made in a timely manner); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Investor herein.

Section 4.8  NO MATERIAL ADVERSE EFFECT. No event has occurred that would have a Material Adverse Effect on the Company that has not been disclosed in subsequent SEC Documents.

Section 4.9  LITIGATION AND OTHER PROCEEDINGS. Except as disclosed in the SEC Documents, there are no material actions, suits, investigations, inquiries (including, without limitation, SEC inquiries, FINRA inquiries, or inquiries of the Principal Market) or similar proceedings (however any governmental agency may name them) pending or, to the knowledge of the Company, threatened against or affecting the Company or its properties, nor has the Company received any written or oral notice of any such action, suit, proceeding, inquiry or investigation, which would have a Material Adverse Effect. No judgment, order, writ, injunction, or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which would have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company.

Section 4.10  REGISTRATION RIGHTS. Except as set forth in the SEC Documents, no Person (other than the Investor) has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

Section 4.11  ACKNOWLEDGMENT REGARDING INVESTOR’S PURCHASE OF SECURITIES. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that the Investor is not (i) an officer or director of the Company, or (ii) an “affiliate” (as defined in Rule 144) of the Company. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Purchase Notice Shares. The Company further acknowledges that the Investor is not acting as a dealer of the Company’s Class A Ordinary Shares (or any other securities of the Company). The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

Section 4.12  NO GENERAL SOLICITATION. Neither the Company, nor any Person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities act) in connection with the offer or sale of the Securities.

Section 4.13  NO INTEGRATED OFFERING. Except as set forth on the Disclosure Schedule, none of the Company, its affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings for purposes of any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, but excluding shareholder consents required to authorize and issue the Securities or waive any anti-dilution provisions in connection therewith.

Section 4.14  PLACEMENT AGENT; OTHER COVERED PERSONS. The Company is not aware of any other Person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Investor in connection with the sale of any Regulation D Securities.

Article V
COVENANTS OF INVESTOR

Section 5.1  SHORT SALES AND CONFIDENTIALITY. Neither the Investor, nor any affiliate of the Investor acting on its behalf or pursuant to any understanding with it, (i) has executed any Short Sales prior to the Effective Date, and (ii) will execute any Short Sales during the period from the Effective Date to the end of the Commitment Period. For the purposes hereof, and in accordance with Regulation SHO, the sale of Class A Ordinary Shares purchased under the applicable Purchase Notice after delivery of the Purchase Notice shall not be deemed a Short Sale. The parties acknowledge and agree that during the Rapid Purchase Notice Date and VWAP Purchase Valuation Period, the Investor may contract for, or otherwise effect, the resale of the subject purchased Purchase Notice Shares to third parties. The Investor shall, until such time as the transactions contemplated by the Transaction Documents are publicly disclosed by the Company in accordance with the terms of the Transaction Documents, maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents. “Short Sales” shall mean “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act.

Section 5.2  COMPLIANCE WITH LAW; TRADING IN SECURITIES. The Investor’s trading activities with respect to Class A Ordinary Shares will be in compliance with all applicable state and federal securities laws and regulations and the rules and regulations of FINRA and the Principal Market.

Article VI
COVENANTS OF THE COMPANY

Section 6.1  LISTING OF CLASS A ORDINARY SHARES. The Company shall use commercially reasonable efforts to maintain, so long as any Class A Ordinary Shares shall be so listed, the listing, if required, of all such Class A Ordinary Shares on the Principal Market or any other Eligible Market during the Commitment Period. The Company shall use its commercially reasonable efforts to continue the listing or quotation and trading of the Class A Ordinary Shares on the Principal Market or any other Eligible Market (including, without limitation, maintaining sufficient net tangible assets, if required) and will comply in all respects with the Company’s reporting, filing, and other obligations under the bylaws or rules of the Principal Market or any other Eligible Market.

Section 6.2  FILING OF REPORT OF FOREIGN PRIVATE ISSUER. The Company agrees that it shall file a Report of Foreign Private Issuer on Form 6-K, including the Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act, relating to the execution of the transactions contemplated by, and describing the material terms and conditions of, the Transaction Documents (the “6-K”). The Company shall permit the Investor to review and comment upon the final pre-filing draft version of the 6-K at least two (2) Business Days prior to its filing with the SEC, and the Company shall give reasonable consideration to all such comments. The Investor shall use its reasonable best efforts to comment upon the final pre-filing draft version of the 6-K within one (1) Business Day from the date the Investor receives it from the Company.

Section 6.3  FILING OF REGISTRATION STATEMENT. The Company shall file with the SEC, within ten (10) days after the Effective Date, a new Registration Statement on Form F-1 (the “F-1 Registration Statement”) in compliance with the terms of the Registration Rights Agreement, covering only the resale by the Investor of the Securities (including the Commitment Warrant Shares) by the Investor; provided, however, that this deadline shall be tolled by one Business Day for each Business Day that the SEC is closed due to a shutdown of the United States government. The F-1 Registration Statement shall relate to the transactions contemplated by, and describing the material terms and conditions of, this Agreement and disclosing all information relating to the transactions contemplated hereby required to be disclosed in the F-1 Registration Statement and the prospectus supplement as of the date of the F-1 Registration Statement, including, without limitation, information required to be disclosed in the section captioned “Plan of Distribution” in the F-1 Registration Statement. The Company shall permit the Investor to review and comment upon the F-1 Registration Statement within a reasonable time prior to their filing with the SEC, the Company shall give reasonable consideration to all such comments, and the Company shall not file the Current Report or the F-1 Registration Statement with the SEC in a form to which the Investor reasonably objects. The Investor shall furnish to the Company such information regarding itself, the Company’s securities beneficially owned by the Investor and the intended method of distribution thereof, including any arrangement between the Investor and any other person or relating to the sale or distribution of the Company’s securities, as shall be reasonably requested by the Company in connection with the preparation and filing of the Current Report and the F-1 Registration Statement, and shall otherwise cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Current Report and the F-1 Registration Statement with the SEC. The Company shall have no knowledge of any untrue statement (or alleged untrue statement) of a material fact or omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in any pre-existing registration statement filed or any new registration statement or prospectus which is a part of the foregoing. The Company shall promptly give the Investor notice of any event (including the passage of time) which makes the final prospectus not to be in compliance with Section 5(b) or 10 of the Securities Act and shall use its commercially reasonable efforts thereafter to file with the SEC any Post-Effective Amendment to the F-1 Registration Statement, amended prospectus or prospectus supplement in order to comply with Section 5(b) or 10 of the Securities Act.

Section 6.4  COMMITMENT WARRANT AND COMMITMENT SHARES.

(a)  COMMITMENT SHARES. In consideration for the Investor’s execution and delivery of, and agreement to perform under this Agreement, the Company shall issue and deliver to Investor, on the date hereof an amount of Class A Ordinary Shares (the “Commitment Shares”) determined by dividing the Commitment Fee Amount by $0.327, as mutually agreed by the parties based on the closing price of the Class A Ordinary Shares on the Trading Day immediately preceding the date hereof (the “Commitment Share Reference Price”). If on the day the F-1 Registration Statement is declared effective, the Commitment Fee Price is less than Commitment Share Reference Price, then the Company shall within one (1) Business Day following the effectiveness of the F-1 Registration Statement, issue to the Investor an amount of Class A Ordinary Shares (the “Make-Whole Shares”), determined by dividing the Commitment Fee Amount by the Commitment Fee Price and subtracting from such amount the number Commitment Shares issuable on the date hereof. For purposes of this Agreement and the other Transaction Documents, the Make-Whole Shares shall be deemed Commitment Shares. Notwithstanding the foregoing, to the extent that the issuance of Commitment Shares pursuant to this Section 6.4 would result in the Investor exceeding the Beneficial Ownership Limitation, then in the sole discretion of the Investor, either (i) the Company shall not issue such Commitment Shares and the portion of such Commitment Shares shall be held in abeyance for the Investor until such time or times as its right thereto would not result in the Investor exceeding the Beneficial Ownership, at which time or times the Company shall issue such Commitment Shares in such tranches as directed by the Investor to the same extent as if there had been no such limitations, or (ii) issue such Commitment Shares to the Investor in the form of prefunded warrant. For the avoidance of doubt, all of the Commitment Shares shall be fully earned as of the Effective Date, and the issuance of the Commitment Shares is not contingent upon any other event or condition, including, without limitation, the Company’s submission of a Purchase Notice to the Investor or the filing or effectiveness of any F-1 Registration Statement, and irrespective of any termination of this Agreement; however, the issuance of the Commitment Shares is conditioned on the completion of the initial $500,000.00 funding by the Investor to the Company as set forth under the Note Purchase Agreement dated June 2, 2026.

(b)  COMMITMENT WARRANT. In further consideration for the Investor’s execution and delivery of, and agreement to perform under this Agreement, the Company shall issue and deliver to Investor, upon execution of this Agreement, a warrant (the “Commitment Warrant”), in the form attached hereto as Exhibit E, entitling the Investor to purchase up to 2,368,421 Class A Ordinary Shares at an exercise price of $ 0.456 per share. For the avoidance of doubt, the Commitment Warrant shall be fully earned as of the Effective Date, and the issuance of the Commitment Warrant is not contingent upon any other event or condition, including, without limitation, the Company’s submission of a Purchase Notice to the Investor or the filing or effectiveness of any F-1 Registration Statement, and irrespective of any termination of this Agreement.

Section 6.5  NON-PUBLIC INFORMATION. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 6.2 and otherwise provided herein, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide the Investor or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Investor shall have consented in writing to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that the Investor shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that the Company delivers any material, non-public information to the Investor without such prior written consent, the Company hereby covenants and agrees that the Investor shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees, or affiliates, not to trade on the basis of, such material, non-public information, provided that the Investor shall remain subject to applicable law. The Company represents that as of the Effective Date, except with respect to the material terms and conditions of the transaction contemplated by the Transaction Documents, neither it nor any other Person acting on its behalf has previously provided the Investor or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information. After the Effective Date, to the extent that any notice or communication made by the Company, or information provided by the Company, to the Investor constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice or other material information with the SEC pursuant to a Report of Foreign Private Issuer on Form 6-K. The Company understands and confirms that the Investor shall be relying on the foregoing covenant in effecting transactions in securities of the Company. In addition to any other remedies provided by this Agreement or other Transaction Documents, if the Company provides any material, non-public information to the Investor without its prior written consent, and it fails to promptly (no later than by 9:00 am New York City time the next Business Day) file a Form 6-K disclosing this material, non-public information, it shall pay the Investor as partial liquidated damages and not as a penalty a sum equal to $1,000 per day beginning with the day the information is disclosed to the Investor and ending and including the day the Form 6-K disclosing this information is filed.

Section 6.6  VARIABLE RATE SECURITIES. From the Effective Date until the end of the Commitment Period, without the Investor’s prior written consent, (a) the Company shall be prohibited from effecting or entering into an agreement to effect any Subsequent Placement involving an Equity Line Transaction or Variable Rate Transaction, and (b) the Company shall be prohibited from registering any securities issuable pursuant to a Variable Rate Transaction on either the F-1 Registration Statement. The Investor shall be entitled to obtain injunctive relief against the Company and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

Section 6.7  COMPENSATION FOR BUY-IN ON FAILURE TO TIMELY DELIVER PURCHASE NOTICE SHARES. In addition to any other rights available to the Investor, if the Company fails to cause the Transfer Agent to transmit to the Investor the Purchase Notice Shares in accordance with the provisions of Section 2 above pursuant to a Purchase Notice on or before a VWAP Purchase Closing Date or a Rapid Closing Date, as applicable, and if after such date the Investor is required by its broker to purchase (in an open market transaction or otherwise) or the Investor’s brokerage firm otherwise purchases, Class A Ordinary Shares to deliver in satisfaction of a sale by the Investor of the Purchase Notice Shares which the Investor anticipated receiving upon such Purchase in accordance with the provisions of Section 2 above (a “Buy-In”), then the Company shall (A) pay in cash to the Investor the amount, if any, by which (x) the Investor’s total purchase price (including reasonable and documented brokerage commissions, if any) for the Class A Ordinary Shares so purchased in the Buy-In exceeds (y) the amount obtained by multiplying (1) the number of Purchase Notice Shares that the Company was required to deliver to the Investor in connection such Purchase times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Investor, either treat the Purchase as rescinded under this Agreement (which would result in no reduction in the Commitment Amount as a result of such attempted Purchase) or deliver to the Investor the number of Purchase Notice Shares that would have been issued had the Company timely complied with its delivery obligations hereunder. For example, if the Investor purchases Class A Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Purchase with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Investor $1,000. The Investor shall provide the Company written notice indicating the amounts payable to the Investor in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit the Investor’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Purchase Notice as required pursuant to the terms hereof.

Section 6.8  REGISTRATION FAILURE PAYMENTS. If the F-1 Registration Statement is not filed within ten (10) days of the Effective Date (the “Required Registration Date”), the Company shall issue and deliver to the Investor, as partial liquidated damages and not as a penalty $250,000 in immediately available cash; provided, however, that this deadline shall be tolled by one Business Day for each Business Day that the SEC is closed due to a shutdown of the United States government; provided, further, that the Required Registration Date shall be the date that is forty five (45) days after the Effective Date if the SEC notifies the Company there will be a “review” of such F-1 Registration Statement. For every thirty (30) days after the Required Registration Date that the F-1 Registration Statement is not declared effective, the Company shall issue and deliver to the Investor, as partial liquidated damages and not as a penalty, $250,000 in immediately available cash.

Section 6.9  RESERVATION OF SECURITIES. The Company covenants that until the end of the Commitment Period, the Company will reserve from its authorized and unissued Class A Ordinary Shares, seventy million (70,000,000) of Class A Ordinary Shares (subject to adjustment for reverse and forward share splits, share dividends, share combinations and other similar transactions of the Class A Ordinary Shares that occur after the date of this Agreement), free from pre-emptive rights, which such reserved amounts shall be increased by the Company from time to time, and in no event less than every three (3) months, as reasonably requested by the Investor (the “Required Minimum”).

Article VII
CONDITIONS TO DELIVERY OF
PURCHASE NOTICE AND CONDITIONS TO CLOSING

Section 7.1  CONDITIONS PRECEDENT TO THE RIGHT OF THE COMPANY TO ISSUE AND SELL PURCHASE NOTICE SHARES. The right of the Company to issue and sell the Purchase Notice Shares to the Investor is subject to the satisfaction of each of the conditions set forth below:

(a)  ACCURACY OF INVESTOR’S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor shall be true and correct in all material respects as of the date of this Agreement and as of the date of each Closing as though made at each such time.

(b)  PERFORMANCE BY INVESTOR. Investor shall have performed, satisfied, and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such Closing.

Section 7.2  CONDITIONS PRECEDENT TO THE OBLIGATION OF INVESTOR TO PURCHASE THE PURCHASE NOTICE SHARES. The obligation of the Investor hereunder to purchase the Purchase Notice Shares is subject to the satisfaction of each of the following conditions:

(a)  EFFECTIVE REGISTRATION STATEMENT. The F-1 Registration Statement, and any amendment or supplement thereto, shall have been declared effective and shall remain effective for the resale of the Securities, the Company shall not have received notice that the SEC has issued or intends to issue a stop order with respect to such F-1 Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such F-1 Registration Statement, either temporarily or permanently, or intends or has threatened to do so, and no other suspension of the use of, or withdrawal of the effectiveness of, such F-1 Registration Statement or related prospectus shall exist. The Investor shall not have received any notice from the Company that the prospectus and/or any prospectus supplement or amendment thereto fails to meet the requirements of Section 5(b) or Section 10 of the Securities Act.

(b)  ACCURACY OF THE COMPANY’S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects as of the date of this Agreement and as of the date of each Closing (except for representations and warranties specifically made as of a particular date).

(c)  PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by the Company.

(d)  NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Transaction Documents, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Transaction Documents.

(e)  ADVERSE CHANGES. Since the date of filing of the Company’s most recent annual report on Form 20-F, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

(f)  NO SUSPENSION OF TRADING IN OR DELISTING OF CLASS A ORDINARY SHARES. The trading of the Class A Ordinary Shares shall not have been suspended by the SEC or the Principal Market, or otherwise halted for any reason, and the Class A Ordinary Shares shall have been approved for listing or quotation on and shall not have been delisted from or no longer quoted on the Principal Market. In the event of a suspension, delisting, or halting for any reason, of the trading of the Class A Ordinary Shares during an active Purchase Notice, as contemplated by this Section 7.2(f), the Investor shall purchase the Purchase Notice Shares in the respective Purchase Notice at a value equal to $0.0001 per Class A Ordinary Share.

(g)  BENEFICIAL OWNERSHIP LIMITATION. The number of Purchase Notice Shares then to be purchased by the Investor shall not exceed the number of such shares that, when aggregated with all other Class A Ordinary Shares then owned by the Investor beneficially or deemed beneficially owned by the Investor, would result in the Investor owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13 of the Exchange Act. For purposes of this Section 7.2(g), in the event that the amount of Class A Ordinary Shares outstanding is greater or lesser on a date of a Closing (a “Closing Date”) than on the date upon which the Purchase Notice associated with such Closing Date is given, the amount of Class A Ordinary Shares outstanding on such issuance of a Purchase Notice shall govern for purposes of determining whether the Investor, when aggregating all purchases of Class A Ordinary Shares made pursuant to this Agreement, would own more than the Beneficial Ownership Limitation following a purchase on any such Closing Date. In the event the Investor claims that compliance with a Purchase Notice would result in the Investor owning more than the Beneficial Ownership Limitation, upon request of the Company the Investor will provide the Company with evidence of the Investor’s then existing shares beneficially or deemed beneficially owned. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Class A Ordinary Shares outstanding immediately prior to the issuance of Class A Ordinary Shares issuable pursuant to a Purchase Notice, provided that, the Beneficial Ownership Limitation may be increased up to 9.99% upon mutual written agreement of the Investor and the Company, effective not less than sixty-one (61) days after such mutual written agreement. To the extent that the Beneficial Ownership Limitation is exceeded, the number of Class A Ordinary Shares issuable to the Investor shall be reduced so it does not exceed the Beneficial Ownership Limitation.

(h)  STOCK PROMOTION. The Company shall be free from any “stock promotion” flag.

(i)  NO KNOWLEDGE. The Company shall have no knowledge of any event more likely than not to have the effect of causing the effectiveness of the F-1 Registration Statement to be suspended or any prospectus or prospectus supplement failing to meet the requirement of Sections 5(b) or 10 of the Securities Act (which event is more likely than not to occur within the fifteen (15) Business Days following the Business Day on which such Purchase Notice is deemed delivered).

(j)  NO VIOLATION OF SHAREHOLDER APPROVAL REQUIREMENT. The issuance of the Purchase Notice Shares shall not violate the shareholder approval requirements of the Principal Market.

(k)  DWAC ELIGIBLE. The Class A Ordinary Shares must be DWAC Eligible and not subject to a “DTC chill”.

(l)  SEC DOCUMENTS. All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act after the Effective Date (the “Future SEC Documents”) shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act.

(m)  IRREVOCABLE TRANSFER AGENT INSTRUCTIONS. The Irrevocable Transfer Agent Instructions shall have been delivered by the Company to, and acknowledged in writing (email being sufficient) by, the Transfer Agent (or any successor transfer agent).

Article VIII
LEGENDS

Section 8.1  NO RESTRICTIVE STOCK LEGEND. No restrictive stock legend shall be placed on the share certificates representing the Purchase Notice Shares.

Section 8.2  INVESTOR’S COMPLIANCE. Nothing in this Article VIII shall affect in any way the Investor’s obligations hereunder to comply with all applicable securities laws upon the sale of the Class A Ordinary Shares.

Article IX
INDEMNIFICATION

Section 9.1  INDEMNIFICATION. Each party (an “Indemnifying Party”) agrees to indemnify and hold harmless the other party along with its officers, directors, employees, and authorized agents, and each Person or entity, if any, who controls such party within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (an “Indemnified Party”) from and against any Damages, and any action in respect thereof to which the Indemnified Party becomes subject to, resulting from, arising out of this Agreement or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Indemnifying Party contained in this Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in the F-1 Registration Statement or any post-effective amendment thereof or prospectus or prospectus supplement, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, or (iv) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law, as such Damages are incurred, except to the extent such Damages result primarily from the Indemnified Party’s failure to perform any covenant or agreement contained in this Agreement or the Indemnified Party’s, recklessness or willful misconduct in performing its obligations under this Agreement; provided, however, that the foregoing indemnity agreement shall not apply to any Damages of an Indemnified Party to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made by an Indemnifying Party in reliance upon and in conformity with written information furnished to the Indemnifying Party by the Indemnified Party expressly for use in the F-1 Registration Statement, any post-effective amendment thereof, prospectus, prospectus supplement thereto, or any preliminary prospectus or final prospectus (as amended or supplemented).

Section 9.2  INDEMNIFICATION PROCEDURE.

(a)  A party that seeks indemnification under this Article IX must promptly give the other party notice of any legal action; however, a delay in notice does not relieve an Indemnifying Party of any liability to any Indemnified Party, except to the extent the Indemnifying Party shows that the delay prejudiced the defense of the action.

(b)  The Indemnifying Party may participate in the defense at any time or it may assume the defense by giving notice to the Indemnified Parties. After assuming the defense, the Indemnifying Party:

(i)  must select counsel (including local counsel if appropriate) that is reasonably satisfactory to the Indemnified Parties;

(ii)  is not liable to the other party for any later attorney’s fees or for any other later expenses that the Indemnified Parties incur, except for reasonable investigation costs;

(iii)  must not compromise or settle the action without the Indemnified Parties consent (which may not be unreasonably withheld); and

(iv)  is not liable for any compromise or settlement made without its consent.

(c)  If the Indemnifying Party fails to assume the defense within 10 days after receiving notice of the action, the Indemnifying Party shall be bound by any determination made in the action or by any compromise or settlement made by the Indemnified Parties, and also remains liable to pay the Indemnified Parties’ legal fees and expenses.

Section 9.3  METHOD OF ASSERTING INDEMNIFICATION CLAIMS. All claims for indemnification by any Indemnified Party under Section 9.2 shall be asserted and resolved as follows:

(a)  If any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 9.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or an affiliate thereof (a “Third Party Claim”), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim for indemnification that is being asserted under any provision of Section 9.2 against an Indemnifying Party, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a “Claim Notice”) with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the period ending thirty (30) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the “Dispute Period”) whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under Section 9.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.3(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages, that provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to Section 9.2, or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided, further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. Counsel for the Indemnifying Party, who shall conduct the defense of such Third Party Claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense unless (w) the Indemnifying Party has agreed in writing to pay such fees or expenses, (x) the Indemnifying Party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Party hereunder and employ counsel reasonably satisfactory to the Indemnified Party, (y) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Indemnifying Party, or (z) in the reasonable judgment of any such person (based upon advice of its counsel) a conflict of interest may exist between such person and the Indemnifying Party with respect to such claims (in which case, if the person notifies the Indemnifying Party in writing that such person elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such person). Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 9.2 with respect to such Third Party Claim.

(i)  If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(ii)  If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under Section 9.2 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the amount of Damages specified in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(b)  If any Indemnified Party should have a claim under Section 9.2 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under Section 9.2 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an “Indemnity Notice”) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the amount of Damages specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(c)  The Indemnifying Party agrees to pay the Indemnified Party, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Third Party Claim.

(d)  The indemnity provisions contained herein shall be in addition to (i) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others, and (ii) any liabilities to which the Indemnifying Party may be subject.

Article X
MISCELLANEOUS

Section 10.1  GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

Section 10.2  JURY TRIAL WAIVER. The Company and the Investor hereby waive a trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with the Transaction Documents.

Section 10.3  ASSIGNMENT. The Transaction Documents shall be binding upon and inure to the benefit of the Company and the Investor and their respective successors. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other Person.

Section 10.4  NO THIRD-PARTY BENEFICIARIES. This Agreement is intended for the benefit of the Company and the Investor and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as contemplated by Article IX.

Section 10.5  TERMINATION. The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Purchase Notices under which Common Shares have yet to be issued, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent. In addition, this Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period or (ii) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors. Notwithstanding the foregoing, the provisions of Articles III, IV, V, VI, IX and the agreements and covenants of the Company and the Investor set forth in this Article X shall survive the termination of this Agreement; provided, however, that if this Agreement is terminated at any time on or after the Effective Date, Section 6.1 shall automatically terminate on the date that is six (6) months after the date on which the F-1 Registration Statement is deemed effective by the SEC.

Section 10.6  ENTIRE AGREEMENT. The Transaction Documents, together with the exhibits thereto, contain the entire understanding of the Company and the Investor with respect to the matters covered herein and therein and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents and exhibits.

Section 10.7  FEES AND EXPENSES. Except as expressly set forth in the Transaction Documents or any other writing to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, the Parties agree that Document Preparation Fee shall be deducted from the applicable Purchase Investment Amount to be paid by the Investor to the Company for the Purchase Notice Shares, pursuant to the first Purchase Notice delivered pursuant to this Agreement; provided, however, that the Company may elect to pay the Document Preparation Fee by issuing a number of Class A Ordinary Shares (the “Document Preparation Fee Shares”) equal to the Document Preparation Fee divided by the lowest traded price of the Class A Ordinary Shares on the Business Day immediately prior to the issuance of the Document Preparation Fee Shares. The Document Preparation Fee must be paid by the earlier of i) ninety (90) days from the Execution Date and ii) fifteen (15) days after the F-1 Registration Statement goes effective.

Section 10.8  COUNTERPARTS. The Transaction Documents may be executed in multiple counterparts, each of which may be executed by less than all of the parties, all of which together will constitute one instrument, will be deemed to be an original, and will be enforceable against the parties. The Transaction Documents may be delivered to the other party hereto by email of a copy of the Transaction Documents bearing the signature of the party so delivering the Transaction Documents. The parties agree that this Agreement shall be considered signed when the signature of a party is delivered by .PDF, DocuSign or other generally accepted electronic signature. Such .PDF, DocuSign, or other generally accepted electronic signature shall be treated in all respects as having the same effect as an original signature. The signatories to this Agreement each represent and warrant that they are duly authorized by the parties with the power and authority to bind the parties to the terms and conditions thereof.

Section 10.9  SEVERABILITY. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 10.10  FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.11  NO STRICT CONSTRUCTION. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. The parties agree with each and every provision contained in this Agreement and agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

Section 10.12  EQUITABLE RELIEF. The Company recognizes that if it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Investor. The Company therefore agrees that the Investor shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. In addition to being entitled to exercise all rights provided herein or granted by law, both parties will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 10.13  TITLE AND SUBTITLES. The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 10.14  AMENDMENTS; WAIVERS. No provision of this Agreement may be amended or waived by the parties from and after the date that is one (1) Business Day immediately preceding the initial filing of the prospectus to the F-1 Registration Statement with the SEC. Subject to the immediately preceding sentence, (i) no provision of this Agreement may be amended other than by a written instrument signed by both parties hereto, and (ii) no provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, or privilege preclude other or further exercise thereof or of any other right, power, or privilege.

Section 10.15  PUBLICITY. The Company and the Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement, other than as required by law, without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor without the prior written consent of the Investor, except to the extent required by law. The Investor acknowledges that the Transaction Documents may be deemed to be “material contracts,” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. The Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

Section 10.16  DISPUTE RESOLUTION.

(a)  GOVERNANCE OF ALL DISPUTES. The parties recognize that disagreements as to certain matters may from time to time arise out of these Transaction Documents. The parties agree that any disagreements that arise from these Transaction Documents are to be governed in accordance with this Section 10.16.

(b)  SUBMISSION TO DISPUTE RESOLUTION.

(i)  In the case of a dispute relating to the Average Daily Trading Volume, Document Preparation Fee Shares, Rapid Purchase Notice Limit, Rapid Purchase Price, VWAP, VWAP Purchase Notice Limit, VWAP Purchase Price, or highest or lowest traded price (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Investor (as the case may be) shall submit the dispute to the other party via facsimile or electronic mail (A) if by the Company, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Investor at any time after the Investor learned of the circumstances giving rise to such dispute. If the Investor and the Company are unable to promptly resolve such dispute relating to such Average Daily Trading Volume, Document Preparation Fee Shares, Rapid Purchase Notice Limit, Rapid Purchase Price, VWAP, VWAP Purchase Notice Limit, VWAP Purchase Price, or highest or lowest traded price (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or the Investor (as the case may be) of such dispute to the Company or the Investor (as the case may be), then the Company and the Investor may select an independent, reputable investment bank as mutually agreed upon to resolve such dispute.

(ii)  The Investor and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 10.16 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such investment bank was selected (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Investor or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Investor or otherwise requested by such investment bank, neither the Company nor the Investor shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii)  The Company and the Investor shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Investor of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne by the losing party, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error. The terms of this Agreement, each other applicable Transaction Document, and the Required Dispute Documentation shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations, and the like to the terms of this Agreement and any other applicable Transaction Documents.

(c)  Good Faith Attempt To Resolve Other Disputes. If either the Company or the Investor believes that a dispute not covered by Section 10.16(b) has arisen under these Transaction Documents, that party, prior to commencing arbitration, must provided the other side with written notice detailing the nature of the alleged dispute. Upon receipt of such written notice, the parties are required to engage in good faith negotiations in an attempt to resolve the dispute for a period of not less than fourteen (14) days, such time as may be extended by mutual agreement of the parties. If the Company and the Investor are unable to resolve such dispute within that fourteen (14) day period (or any period of extension as agreed by the parties), then either party may pursue resolution of the dispute pursuant to Section 10.16(d).

(d)  ARBITRATION. Any dispute, controversy, difference or claim that may arise between the Company and the Investor in connection with these Transaction Documents (including, without limitation, any claim that, for whatever reason, was not resolved by the procedures of Section 10.16(b), and all claims arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of these Transaction Documents), shall be submitted to binding arbitration to be held in Wilmington, Delaware, in accordance with the rules and protocols of the American Arbitration Association. There shall be only one arbitrator selected in accordance with the rules and protocols of the American Arbitration Association. The arbitration shall be conducted in English and may be conducted in a virtual setting. The arbitrator’s decision shall be final and binding and judgment may be entered thereon.

(e)  COSTS AND AWARD. Each side must bear its own costs and legal fees during the pendency of the arbitration. A party’s failure to pay any costs or fees required to proceed in the arbitration, as they timely come due, shall result in an immediate default against that party. The prevailing party in the arbitration shall be entitled to recoup all its reasonable attorneys’ fees and costs from the nonprevailing, including, without limitation, all of its costs relating to the arbitration, excluding only the costs incurred in connection with the procedures of Section 10.16(b). The arbitrator’s final award shall include this assessment of costs and fees and shall include interest from the date of any damages incurred for breach of these Transaction Documents, and from the date of the award until paid in full assessed at the prevailing statutory rate. The nonprevailing party must promptly pay that award in U.S. dollars, free of any tax, deduction or offset. Further, in the event a party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, or fails to comply with the arbitrator’s award, the other party is entitled to all costs of suit including all reasonable attorneys’ fees and costs incurred in respect to any of these further actions. With respect to damages, the only damages recoverable under these Transaction Documents are compensatory; both the Company and the Investor expressly disclaim the right to seek punitive or other exemplary damages.

(f)  INJUNCTIVE RELIEF. Provided a party has made a sufficient showing under applicable law, the arbitrator shall have the power and authority to invoke, and the parties agree to abide by, equitable relief or interim or provisional relief from the abritrator, including a temporary restraining order, preliminary injunction, or other interim or permanent equitable relief. Additionally, nothing in this Section 10.16 shall preclude either party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or other interim or permanent equitable relief, concerning a dispute either prior to or during arbitration if necessary to protect the interests of such party or to preserve the status quo pending the arbitration proceeding.

(g)  Confidentiality. The arbitration proceeding and subsequent award shall be confidential. The arbitrator shall issue appropriate protective orders to safeguard each party’s confidential information. Except as required by law (or if necessary to enforce the award), including without limitation securities regulations, neither party is to make any public announcement with respect to the proceedings or decision of the arbitrator without the prior written consent of the other party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the parties thereto and the arbitrator, except as required in connection with the enforcement of such an award or as otherwise required by law.

Section 10.17  NOTICES. All notices, demands, requests, consents, waivers, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) delivered by reputable air courier service with charges prepaid next Business Day delivery, or (c) transmitted by hand delivery, or email as a PDF, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by email at the address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received).

The addresses for such communications shall be:

If to the Company:

Haoxin Holdings Limited

Room 901, No.1 Xingye Yi Road

Ningbo Free Trade Zone

Ningbo, Zhejiang Province 315807

People’s Republic of China

Attention: Zhengjun Tao

Email: taozhengjun@haoxinholdings.com

with a copy (not constituting notice) to:

GH Law Firm LLC

880 Third Avenue, 5th Floor

New York, NY 10022

Attention: Charles Y. Fu

E-Mail: securities@ghlawfirmllc.com

If to the Investor:

Mermaid Money LLC
32 North Gould St, Sheridan, WY 82801
Attention: Tatiana Layla Mendiratta, Managing Partner
E-mail: tatianalayla@mermaidmoney.co

With a copy (not constituting notice) to:

Lucosky Brookman LLP
101 Wood Avenue South

Fifth Floor
Woodbridge, NY 08830

Telephone: 732-395-4400

Attention: Rodrigo Sanchez

E-mail: rsanchez@lucbro.com

Either party hereto may from time to time change its address or email for notices under this Section 10.17 by giving prior written notice of such changed address to the other party hereto.

** Signature Page Follows **

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers as of the Effective Date.

HAOXIN HOLDINGS LIMITED

By:	/s/ Zhengjun Tao
Name:	Zhengjun Tao
Title:	Chief Executive Officer

Signature page to EQUITY LINE OF CREDIT AGREEMENT of HAOXIN HOLDINGS LIMITED

MERMAID MONEY

By:	/s/ Tatiana Layla Mendiratta
Name:	Tatiana Layla Mendiratta
Title:	Managing Partner

EXHIBIT A

FORM OF RAPID PURCHASE NOTICE

TO: Mermaid Money LLC;

We refer to the Equity Line of Credit Agreement, dated as of June __, 2026, (the “Agreement”), entered into by and between Haoxin Holdings Limited, and Mermaid Money LLC. Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby:

1)	Give you notice that we require you to purchase __________ Purchase Notice Shares at the Rapid Purchase; and

2)	Certify that, as of the date hereof, the conditions set forth in Section 7 of the Agreement are satisfied.

Haoxin Holdings Limited

By:
Name:
Title:

EXHIBIT B

FORM OF VWAP PURCHASE NOTICE

TO: Mermaid Money LLC;

We refer to the Equity Line of Credit Agreement, dated as of June __, 2026, (the “Agreement”), entered into by and between Haoxin Holdings Limited, and Mermaid Money LLC. Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby:

2)	1) Give you notice that we require you to purchase __________ Purchase Notice Shares at the VWAP Purchase Price; and

2)	Certify that, as of the date hereof, the conditions set forth in Section 7 of the Agreement are satisfied.

Haoxin Holdings Limited

By:
Name:
Title:

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

Irrevocable Transfer Agent Instructions